Consent of Independent Registered Public Accounting Firm

The Board of Directors
Calvert Variable Products, Inc.:

We consent to the use of our reports, incorporated herein by reference, dated February 24, 2014, with respect to the financial statements of Calvert VP SRI Large Cap Value Portfolio, Calvert VP Inflation Protected Plus Portfolio, Calvert VP Natural Resources Portfolio, Calvert VP S&P 500 Index Portfolio, Calvert VP MidCap 400 Index Portfolio, Calvert VP Nasdaq 100 Index Portfolio, Calvert VP Russell 2000 Small Cap Index Portfolio, Calvert VP EAFE International Index Portfolio, Calvert VP Investment Grade Bond Index Portfolio, Calvert VP Volatility Managed Moderate Portfolio, Calvert VP Volatility Managed Moderate Growth Portfolio, and Calvert VP Volatility Managed Growth Portfolio, each a series of Calvert Variable Products, Inc., as of December 31, 2013, and to the references to our firm under the heading "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm and Custodian" in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania
April 25, 2014